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                                                                   Exhibit 99.1


                              [KINDER MORGAN LOGO]


Larry Pierce                                                  Irene Twardowski
Media Relations                                               Investor Relations
(303) 914-4751                                                (713) 844-9543

                KINDER MORGAN - KN ENERGY TRANSACTION COMPLETED

                      COMPANY WILL TRADE AS "KMI" ON NYSE

         HOUSTON, Oct. 7, 1999 - Kinder Morgan, Inc. today announced that its merger with KN Energy, Inc. (NYSE: KNE) is complete. The combined company has been renamed Kinder Morgan, Inc. and will trade under the New York Stock Exchange symbol "KMI." Kinder Morgan Energy Partners, L.P. (NYSE: ENP), a master limited partnership operated by a subsidiary of Kinder Morgan, Inc., will remain a separate entity and will continue to trade as "ENP."
         "We are very pleased with the expeditious manner in which the regulatory agencies worked with us to bring this merger to closure," said Rich Kinder, chairman and chief executive officer of the company. The merger was announced on July 8, 1999.
         "We are excited about the prospects of the combined company, and are working hard to implement our 'back to basics' strategy," Kinder said.
         Kinder Morgan, Inc. is one of the largest midstream energy companies in America, operating more than 30,000 miles of natural gas and products pipelines in26 states. It also has significant retail distribution, marketing, gathering, electric generation and terminal assets. Kinder Morgan, Inc., through its general partner interest, operates Kinder Morgan Energy Partners, L.P., America's largest pipeline master limited partnership. Combined, the two companies have an enterprise value of approximately $10 billion.

                                     # # #

For more information, contact: www.kindermorgan.com or WWW.kne.com

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KINDER MORGAN-KN TRANSACTION                                             Page 2

         This news release contains forward-looking statements within the scope of the Securities Act of 1933 ad the Securities Exchange Act of 1934. Although the company believes that these statements are based upon reasonable assumptions, it can give no assurance that its goals will be achieved. Differences between assumed facts and actual results can be material depending on the circumstances and investors should be aware of important factors that could have a material impact on future results. Such factors include, among others, the pace of deregulation of retail natural gas and electricity; federal, state and international regulatory developments; the timing and extent of changes in commodity prices for oil, natural gas, natural gas liquids, electricity, certain agricultural products and interest rates; the extent of success in acquiring natural gas facilities; the timing and success of efforts to develop power, pipeline and other projects; political developments in foreign countries; weather-related factors; and conditions of the capital markets and equity markets during the periods noted in the release. All of these factors are difficult to predict and many are beyond the company's control.








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